EXHIBIT 10.5
SERVICES AND SECONDMENT AGREEMENT
This Services and Secondment Agreement (this “Agreement”), dated as of [_________________] (the “Effective Date”), is entered into among Valero Services, Inc., a Delaware corporation (“VSI”), Valero Refining Company-Tennessee, L.L.C., a Delaware limited liability company (“VRCT”), and Valero Energy Partners GP LLC, a Delaware limited liability company (“GP”). VSI and VRCT are sometimes herein referred to individually as an “Operator” and collectively as the “Operators.” VSI, VRCT and GP are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, GP is the general partner of Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”), which is engaged in the business of owning and operating crude oil and refined petroleum products transportation and logistics assets, including pipelines and terminals;
WHEREAS, the Operators have expertise in the maintenance and operation of transportation and logistics assets, including crude oil and refined petroleum products pipelines and terminals, and can make available to GP the personnel necessary to perform such maintenance and operation functions with respect to assets owned by the Partnership; and
WHEREAS, the Parties desire that the Operators provide maintenance and operation resources to the Partnership and, in connection therewith, that the Operators second certain of their personnel to GP.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION
1.1    Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the following respective meanings, unless context clearly requires otherwise:
“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the voting interests of such Person, (c) any officer or director of such Person, or (d) any Person who is the officer, director, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (a) through (c). For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, none of the Partnership Entities shall be deemed to be an Affiliate of either of the Operators nor shall either of the Operators be deemed to be an Affiliate of any of the Partnership Entities.
“Agreement” shall mean this Services and Secondment Agreement, together with all Exhibits attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.
“Allocation Percentage” has the meaning set forth in Section 3.4.
“Assets” means the assets of the Partnership Entities set forth in Exhibit A.
“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by the Operators or any of their ERISA Affiliates, or under which either the Operator or any ERISA Affiliate may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Seconded Employee (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).
“Business Day” means each calendar day other than a Saturday, Sunday or a day that is an official holiday in the State of Texas.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Employing Operator” means, with respect to each Seconded Employee, the Operator for whom such Seconded Employee works, when not seconded to GP hereunder.
“End Date” has the meaning set forth in Section 2.2(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that would be treated as a single employer with an Operator under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.
“Losses” means any and all costs, expenses (including reasonable attorneys’ fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards.
“GP” has the meaning set forth in the preamble to this Agreement.

“Interest Rate” means the lesser of (i) two percent (2%) over the one month London Interbank Offered Rate (LIBOR) prevailing during the period in question, and (ii) the maximum rate permitted by applicable law.
“Omnibus Agreement” means that certain Omnibus Agreement dated [*], among Valero Energy Corporation, the Partnership, GP, and certain of their Affiliates, as the same may be amended from time to time.
“Operational Services” has the meaning set forth in Section 2.1.
“Operator” and “Operators” have the meanings set forth in the preamble to this Agreement.
“Partnership” has the meaning set forth in the recitals to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of [*], as the same may be amended, supplemented or restated from time to time.
“Partnership Entities” means the Partnership and all of its direct and indirect subsidiaries.
“Period of Secondment” has the meaning set forth in Section 2.2.
“Person” means any individual or any partnership, corporation, limited liability company, trust, or other legal entity.
“Seconded Employees” has the meaning set forth in Section 2.1.
“Seconded Employee Expenses” has the meaning set forth in Section 3.2.
“Secondment” means each assignment of any Seconded Employees to GP from the Operators in accordance with the terms of this Agreement.
“Services Reimbursement” has the meaning set forth in Section 3.1.
“Shared Seconded Employees” has the meaning set forth in Section 2.2.
“Termination Costs” means all liabilities incurred in connection with or arising out of the withdrawal, departure, resignation or termination of employment (whether actual or alleged constructive termination) of any Seconded Employee, including, without limitation, liabilities relating to or arising out of any claim of discrimination or other illegality in connection with such withdrawal, departure, resignation or termination, including cost of defense of such claims, and also including severance payments and benefits paid to a Seconded Employee in return for a release of claims.
1.2    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section or Article means such Section or Article of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;” and (i) all Exhibits referenced herein are attached hereto and incorporated herein for all purposes.
1.3    Legal Representation of Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation requiring this Agreement to be construed or interpreted against any Party merely because such Party drafted all or a part of such Agreement will not apply to any construction or interpretation hereof or thereof.
1.4    Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE 2
SECONDMENT
2.1    Seconded Employees. Subject to the terms of this Agreement, the Operators agree to second the Seconded Employees to GP, and GP agrees to accept the Secondment of the Seconded Employees for the purpose of performing the operational and maintenance activities related to the Assets that are described in Exhibit B (the “Operational Services”). When used herein, the term “Seconded Employees” means those employees of the Operators who are engaged in providing the Operational Services to GP from time to time. The Seconded Employees will remain at all times the employees of their respective Employing Operators, in addition they will also be temporary co-employees of GP during the Period of Secondment and shall, at all times during the Period of Secondment, work under the direction, supervision and control of GP. Seconded Employees shall have no authority or apparent authority to act on behalf of the Operators during the Period of Secondment. Those rights and obligations of the Parties under this Agreement that relate to individuals that were Seconded Employees but then later ceased to be Seconded Employees, which rights and obligations accrued during the Period of Secondment, will survive the removal of such individuals from the group of Seconded Employees to the extent necessary to enforce such rights and obligations.
2.2    Period of Secondment. The Operators will second the Seconded Employees to GP starting on the Effective Date and continuing, during the period (and only during the period) that the Seconded Employees are performing services for GP, until the earliest of:

(a)	the end of the term of this Agreement;

(b)	such end date for any Seconded Employees as may be mutually agreed by the Parties (the “End Date”);

(c)	a withdrawal, departure, resignation or termination of such Seconded Employees under Section 2.3; and

(d)	a termination of Secondment of such Seconded Employees under Section 2.4.
The period of time that any Seconded Employee is provided by the Employing Operator to GP is referred to in this Agreement as the “Period of Secondment.” At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction by GP of the Seconded Employee’s day-to-day activities. The Parties acknowledge that certain of the Seconded Employees may also provide services to their Employing Operators in connection with operations conducted by the Operators (“Shared Seconded Employees”) and the Parties intend that such Shared Seconded Employees shall only be seconded to GP during those times that the Shared Seconded Employees are performing services for GP hereunder.
2.3    Withdrawal, Departure or Resignation. If any Seconded Employee tenders his or her resignation to an Employing Operator as an employee of such Employing Operator, or if the employment of any Seconded Employee is terminated by an Employing Operator, the Employing Operator will promptly notify GP. During the Period of Secondment of any Seconded Employee, the Employing Operator will not voluntarily withdraw or terminate such Seconded Employee except with the consent of GP, which consent shall not be unreasonably withheld, conditioned or delayed.
2.4    Termination of Secondment. Subject to any restrictions contained in any collective bargaining agreement to which the Employing Operator is a party, GP will have the right to terminate the Secondment to GP of any Seconded Employee for any reason at any time. The Employing Operator will not, without GP’s express consent, agree to any future amendments to any collective bargaining agreement that would increase the type or degree of any limitations on GP’s ability to terminate the Secondment of any Seconded Employee. Upon the termination of any Seconded Employee’s Period of Secondment, the Employing Operator of such Seconded Employee will be solely liable for any costs or expenses associated with the termination of the Secondment, except as otherwise specifically set forth in this Agreement.
2.5    Supervision. During the Period of Secondment, GP shall:

(a)
be ultimately and fully responsible for the daily work assignments of the Seconded Employees (and with respect to Shared Seconded Employees, during those times that the Shared Seconded Employees are performing services for GP hereunder), including supervision of their day-to-day work activities and performance consistent with the job functions associated with the Operational Services;

(b)
set the hours of work and the holidays and vacation schedules (other than with respect to Shared Seconded Employees, as to which GP and the Operators shall jointly determine) for Seconded Employees; and

(c)	have the right to determine training that will be received by the Seconded Employees.
In the course and scope of performing any Seconded Employee’s job functions, the Seconded Employees will be integrated into the organization of GP, will report into GP’s management structure, and will be under the direct management and supervision of GP (acting in its capacity as the general partner of, and on behalf of, the Partnership). GP agrees that with respect to any Seconded Employee who is otherwise represented by a union while working for any Employing Operator, GP will be assigned Employing Operator’s rights and responsibilities of any applicable collective bargaining agreement for the Period of Secondment as to any such employee, subject to any changes agreed to between any Employing Operator and any applicable union or as may be allowed by law. GP is not, hereby, agreeing to recognize any union or assume any bargaining obligation. Any and all recognition and bargaining obligations, to the extent that they exist, will remain with the applicable Employing Operator.
2.6    Seconded Employees Qualifications; Approval. The Employing Operators will provide such suitably qualified and experienced Seconded Employees as the Employing Operators are reasonably able to make available to GP, and GP will have the right to approve such Seconded Employees. All Seconded Employees identified as of the Effective Date have been approved and accepted by GP as suitable for performing job functions related to the Operational Services.
2.7    Workers Compensation. At all times, the Operators will maintain workers’ compensation or similar insurance (either through an insurance company or self-insured arrangement) applicable to the Seconded Employees, as required by applicable state and federal workers’ compensation and similar laws, and will name GP as an additional named insured under each such insurance policy.
2.8    Benefit Plans. Neither GP nor any of the Partnership Entities shall be deemed to be a participating employer in any Benefit Plan during the Period of Secondment. Subject to GP’s reimbursement obligations hereunder, the Operators shall remain solely responsible for all obligations and liabilities arising under the express terms of the Benefit Plans, and the Seconded Employees will be covered under the Benefit Plans subject to and in accordance with their respective terms and conditions, as they may be amended from time to time. The Operators and their ERISA Affiliates may amend or terminate any Benefit Plan in whole or in part at any time (subject to the applicable provisions of any collective bargaining agreement covering Seconded Employees, if any). During the Period of Secondment, neither GP nor any of the Partnership Entities shall assume any Benefit Plan or have any obligations, liabilities or rights arising under the express terms of the Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

ARTICLE 3
SERVICES REIMBURSEMENT
3.1    Operational Expenses. On or before the tenth (10th) Business Day after the end of each month during the Period of Secondment, the Operators shall send an itemized invoice (in a form mutually agreed upon by GP and the Operators) to GP detailing all reimbursable expenses under Section 3.2 incurred by each Operator with respect to the Seconded Employees in connection with the performance of the Operational Services during the preceding month (the “Services Reimbursement”). GP shall, within ten (10) calendar days of receipt, pay such invoice, except for any amounts therein being disputed in good faith by GP. For ease of administration, the Operators may permit GP to make payment of the full invoice amount to a single Operator, in which case such Operator shall be responsible for paying over any amounts due to the other Operator. Any amounts that GP has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from GP to an Operator shall be paid in full within ten days of such determination, together with interest thereon at the Interest Rate from the date due under the original invoice until the date of payment.
3.2    Services Reimbursement. Subject to Sections 3.3 and 3.4, the Services Reimbursement for each month during the Period of Secondment shall include all costs and expenses incurred for such month by the Operators for the Seconded Employees, including the following (collectively, the “Seconded Employee Expenses”):

(a)	salary and wages (including payroll and withholding taxes associated therewith);

(b)	cash bonuses;

(c)	costs of matching and other employer 401(k) contributions;

(d)	costs of pension benefit accruals;

(e)	any cash expense associated with any deferred compensation plan;

(f)	vacation, sick leave, personal leave, maternity leave and any other federal or state mandated leave;

(g)	healthcare coverage, including medical, dental, vision and prescription drug coverage;

(h)	flexible benefits plan, including medical care and dependent care expense reimbursement programs;

(i)	short-term disability benefits and long-term disability insurance premiums;

(j)	workers’ compensation insurance;

(k)	premiums for life insurance, accidental death and dismemberment insurance and any other insurance provided to the Seconded Employees by the Operators;

(l)	the vesting of any long-term incentive awards, whether granted before or during the Period of Secondment;

(m)	Termination Costs;

(n)
business travel expenses and other business expenses reimbursed in the normal course by the Operators, such as subscriptions to business-related periodicals and dues to professional business organizations;

(o)	any other employee benefit or compensation arrangement customarily provided to all employees by the Operators for which the Operators incur costs with respect to Seconded Employees; and

(p)
any sales taxes imposed upon the provision of any taxable services provided under this Agreement; provided, however, that, GP and the Operators contemplate that the services provided pursuant to this Agreement are not taxable services for sales and use tax purposes.

Where it is not reasonably practicable to determine the amount of any such cost or expense described above, the Operators and GP shall mutually agree on the method of determining or estimating such cost or expense, which may include the application of an agreed percentage benefit load to a Seconded Employee’s salary and wages in order to value certain of the benefits listed above. If the actual amount of any cost or expense, once known, varies from the estimate used for billing purposes hereunder, the difference, once determined, shall be reflected as either a credit or additional charge in the next monthly invoice issued by the affected Operator, or in such manner as may otherwise be agreed between the affected Operator and GP.

3.3    Adjustments Based on Period of Secondment. It is understood and agreed that GP shall be liable for Seconded Employee Expenses to the extent, and only to the extent, they are attributable to the Period of Secondment. As such, if the Period of Secondment begins on other than the first day of a month or ends on other than the last day of a month, the Seconded Employee Expenses for such month shall be prorated based on the number of days during such month that the Period of Secondment was in effect.
3.4    Adjustments for Shared Services. With respect to each Shared Seconded Employee, the appropriate Employing Operator will determine in good faith the percentage of such Shared Seconded Employee’s time spent providing services to GP (the “Allocation Percentage”). For each month during the Period of Secondment, the amount of the Services Reimbursement payable by GP with respect to each Shared Seconded Employee shall be calculated by multiplying the Seconded Employee Expenses for such Shared Seconded Employee times the Allocation Percentage for such Shared Seconded Employee; provided, however, that certain Second Employee Expenses shall not be allocated based on the Allocation Percentage but rather shall be allocated as follows:

(a)
Termination Costs with respect to any Shared Seconded Employee shall be allocated between the Parties based upon the Allocation Percentage, provided that the Parties agree in advance to terminate such Shared Seconded Employee; otherwise, a Party who terminates a Shared Seconded Employee without first consulting with the other Party (including an actual or alleged constructive termination) shall be solely responsible for all Termination Costs related to such termination, other than any Termination Costs arising solely out of the gross negligence or willful misconduct of the other Party;

(b)
travel expenses and other expenses incurred with respect to and/or reimbursable to a Shared Seconded Employee shall be paid by the Party for whom the Shared Seconded Employee was working at the time they were incurred, except that expenses related to activities that benefit both GP and the Employing Operator (e.g. some types of training) shall be shared by the affected Parties in accordance with the Allocation Percentage (or such other allocation as may be agreed between the affected Parties); and

(c)	the taxes described in Section 3.2(p) shall be reimbursable in full by GP.
3.5    Cancellation or Reduction of Services. GP may terminate or reduce the level of any of the Operational Services on 30 days’ prior written notice to the Operators. In the event GP terminates the Operational Services, GP shall pay the Operators for the last month (or portion thereof) in which it received services plus any other amounts outstanding to the Operators.
3.6    Reimbursements for Other Operational Expenses. This Agreement does not address the reimbursement of any costs or expenses associated with Operational Services other than Seconded Employee Expenses. To the extent that an Operator or any Affiliate of an Operator incurs any out-of-pocket expenses (other than Seconded Employee Expenses) in connection with the provision of Operational Services, such Operator or Affiliate may be entitled to reimbursement therefor under the terms of the Partnership Agreement or the Omnibus Agreement.
ARTICLE 4
ALLOCATION; RECORDS; PAYMENT OBLIGATIONS
4.1    Allocation; Records. The Operators will use commercially reasonable efforts to maintain an allocation schedule reflecting the direct and indirect costs of the Seconded Employee Expenses based on the services that the Seconded Employees have provided to GP in relation to the Assets. GP will use commercially reasonable efforts to keep and maintain books/records reflecting hours worked and costs and expenses incurred in connection with each of the Seconded Employees. Each Party will have the right to audit such records maintained by the other during regular business hours and on reasonable prior notice.
4.2    Payment. The Operators agree to pay, as agent for GP, the Seconded Employee Expenses (or provide the employee benefits with respect thereto, as applicable) of the employees temporarily assigned to GP under this Agreement, subject to GP’s reimbursement obligations under Article 3. Subject to GP’s reimbursement obligations under Article 3, the Operators agree to indemnify and hold GP harmless from any and all Losses incurred by GP or any of the Partnership Entities related to the Operators’ failure to carry out their duties to pay or provide employee benefits to the Seconded Employees, except to the extent that such Losses arise solely out of or result solely from the gross negligence or willful misconduct of GP.
ARTICLE 5
TERM
The term of this Agreement will commence on the Effective Date and will continue for an initial period of ten years. Upon the expiration of the initial ten year period, the term of this Agreement shall automatically extend for successive one year extension terms, unless either Party provides at least 30 days’ prior written notice to the other Party prior to the expiration of the initial ten year period or any extension term that the Party wishes for this Agreement to expire at the end of the initial ten year period or the then-current extension term, as applicable. Upon proper notice by a Party to the other Party, in accordance with this Article 5, that the Party wishes for this Agreement to expire on the expiration of the applicable period, this Agreement shall not automatically extend, but shall instead expire upon the expiration of the applicable period and only those provisions that, by their terms, expressly survive this Agreement shall so survive. Notwithstanding the foregoing, GP may terminate this agreement at any time upon 30 days prior written notice to the Operators and only those provisions that, by their terms, expressly survive this Agreement shall so survive.
ARTICLE 6
GENERAL PROVISIONS
6.1    Accuracy of Recitals. The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.
6.2    Notices. Any notice, demand, or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier, or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt if sent by telecopier, addressed as follows:
If to VSI
Valero Services, Inc.
One Valero Way
San Antonio, Texas 78249
Attention: President
Fax: (210) 345-2413

If to VRCT

Valero Refining Company-Tennessee, L.L.C.
One Valero Way
San Antonio, Texas 78249
Attention: President
Fax: (210) 345-2413

If to GP

Valero Energy Partners GP LLC
One Valero Way
San Antonio, Texas 78249
Attention: President
Fax: (210) 370-5161

A Party may change its address for the purposes of notices hereunder by giving notice to the other Party specifying such changed address in the manner specified in this Section 6.2.
6.3    Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.
6.4    Modifications. Any actions or agreement by the Parties to modify this Agreement, in whole or in part, shall be binding upon the Parties, so long as such modification shall be in writing and shall be executed by all Parties with the same formality with which this Agreement was executed.
6.5    No Third Party Beneficiaries. No Person not a Party to this Agreement will have any rights under this Agreement as a third party beneficiary or otherwise, including, without limitation, Seconded Employees. In furtherance but not in limitation of the foregoing: (i) nothing in this Agreement shall be deemed to provide any Seconded Employee with a right to continued secondment or employment; and (ii) nothing in this Agreement shall be deemed to constitute an amendment to any Benefit Plan or limit in any way the right of the Operators and/or their ERISA Affiliates to amend, modify or terminate, in whole or in part, any Benefit Plan which may be in effect from time to time.
6.6    Relationship of the Parties. Nothing in this Agreement will constitute the Partnership Entities, the Operators or their Affiliates as members of any partnership, joint venture, association, syndicate or other entity.
6.7    Assignment. Neither Party will, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, assign, mortgage, pledge or otherwise convey this Agreement or any of its rights or duties hereunder; provided, however, that either Party may assign or convey this Agreement without the prior written consent of the other Party to an Affiliate. Unless written consent is not required under this Section 6.7, any attempted or purported assignment, mortgage, pledge or conveyance by a Party without the written consent of the other Party shall be void and of no force and effect. No assignment, mortgage, pledge or other conveyance by a Party shall relieve the Party of any liabilities or obligations under this Agreement.
6.8    Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.
6.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and the same Agreement. Each Party may execute this Agreement by signing any such counterpart.
6.10    Time of the Essence. Time is of the essence in the performance of this Agreement.
6.11    Governing Law. This Agreement shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with and governed by, the laws of the State of Texas, excluding its conflicts of laws principles that would apply the laws of another jurisdiction. The Parties submit to the exclusive jurisdiction of the courts of competent jurisdiction situated in Bexar County, Texas, for the resolution of any disputes arising hereunder.
6.12    Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.
6.13    Entire Agreement. This Agreement constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings relative thereto are hereby merged in and superseded by this Agreement.
6.14    Waiver. To be effective, any waiver or any right under this Agreement will be in writing and signed by a duly authorized officer or representative of the Party bound thereby.
6.15    Signatories Duly Authorized. Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.
6.16    Incorporation of Exhibits by References. Any reference herein to any exhibit to this Agreement will incorporate it herein, as if it were set out in full in the text of this Agreement.
6.17    Relationship of VSI and VRCT. VSI’s obligations under this Agreement shall apply only with respect to those Seconded Employees for which VSI is the Employing Operator. Similarly, VRCT’s obligations under this Agreement shall apply only with respect to those Seconded Employees for which VRCT is the Employing Operator. Nothing in this Agreement is intended, nor shall it operate or be construed, to render VSI and VRCT jointly or jointly and severally liable or to otherwise render VSI liable for any acts, omissions or breaches hereof by VRCT, or vice versa.
[Signature page follows]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

Valero Services, Inc.

By:
Name:
Title:

Valero Refining Company-Tennessee, L.L.C.

By:
Name:
Title:

Valero Energy Partners GP LLC

By:
Name:
Title:

EXHIBIT A

Assets
The Assets consist of all above and below-ground equipment, facilities and improvements owned (in whole or in part) or leased by any Partnership Entities, or with respect to which any of the Partnership Entities have the right and/or obligation to operate and/or maintain, at each of the following terminal locations and comprising each of the following pipeline systems:
Terminals

Lucas Terminal
9405 West Port Arthur Road
Beaumont, TX  77705

West Memphis Terminal
1282 South 8th St.
West Memphis, AR  72301

Collierville Terminal
772 Wingo Road
Byhalia, MS  38611

Memphis Truck Terminal
321 West Mallory Ave.
Memphis, TN  38109
Pipeline Systems
Port Arthur System
Nederland pipeline: A five-mile, 32-inch pipeline that delivers crude oil to the Lucas terminal from the Sunoco Logistics Nederland marine terminal.

Lucas pipeline: A 12-mile, 30-inch pipeline that delivers crude oil from the Lucas terminal to the Valero Port Arthur refinery (1801 South Gulfway Dr., Port Arthur, Texas  77640).

A three-mile, 20-inch pipeline that delivers diesel from the Port Arthur refinery to the PAPS terminal.

A four-mile, 20-inch pipeline that delivers gasoline from the Port Arthur refinery to the El Vista terminal.
12-10 pipeline: An approximately 13 mile, 12-inch and 10-inch pipeline that delivers refined petroleum products from the Port Arthur refinery to the Enterprise TE Products pipeline connection, the Sunoco Logistics MagTex pipeline connection at their Hebert Terminal (15651

West Port Arthur Rd. Beaumont, TX 77705) and Oiltanking’s Beaumont marine terminal (6275 Highway 347 Beaumont TX 77705).

Memphis System

Collierville pipeline: Approximately 52 miles of 10- to 20-inch pipelines that deliver crude oil to the Valero Memphis refinery (543 West Mallory Ave., Memphis, Tennessee  38109) from the Collierville terminal.

Shorthorn pipeline: Approximately seven miles of 14-inch pipeline that delivers diesel and gasoline produced at the Valero Memphis refinery to the West Memphis terminal, and two miles of 12-inch pipeline that delivers diesel and gasoline from the West Memphis terminal and the Valero Memphis refinery to Exxon’s Memphis refined petroleum products terminal (454 Wisconsin Ave., Memphis, TN 38106).

Memphis Airport pipeline system: A nine-mile, six-inch pipeline that delivers jet fuel produced at the Valero Memphis refinery to the Swissport Fueling, Inc. terminal (2491 Winchester Rd., Memphis, Tennessee 38116) located at the Memphis International Airport and a two-mile, six-inch pipeline that delivers jet fuel from the Valero Memphis refinery to the FedEx jet fuel terminal (2903 Sprankle Ave, Memphis, TN 38118) located at the Memphis International Airport.
Without limiting the generality of the foregoing, the Assets expressly include all of the following located at or comprising any part of the above facilities, to the extent owned, leased or otherwise under the control of any Partnership Entity:
Piping
Pumps
Valves
Fittings
Interconnects
Metering equipment and associated equipment
Cathodic protection equipment
Fire suppression equipment
Tanks / tank roofs
Tank dikes and foundations
Truck racks and associated equipment
Vapor recovery equipment
Docks and associated equipment
Buildings and improvements, and all fixtures, furnishings and equipment therein
Security equipment, including fences and gates
Drives, walks and parking areas
Signage
Utilities infrastructure
Environmental monitoring and remediation equipment

SCADA equipment
Oil / water separators
Wastewater treatment equipment
Laboratories and associated equipment

EXHIBIT B
Operational Services

Operation of the Assets in accordance with prudent industry practice and the directions for product and feedstock movements given by GP (or where customary practice dictates, customers of the Partnership, in which case such directions shall be deemed for purposes of this Agreement to have come from GP, acting for and on behalf of the Partnership), including but not limited to operation of the pump stations and other facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and applicable laws, operation of meter stations, including calibration of measurement and product analysis equipment, operation of booster pumps, providing custody measurement as required and the coordination of product and feedstock movements as directed.
Operation of truck rack loading and unloading, including blending operations, management of computer loading systems and processing of delivery tickets.

Operation of vapor recovery systems, to include emission monitoring requirements.

Operation of wastewater treatment systems and/or oil water separator systems (in compliance with all applicable hazardous waste handling procedures).
Provision of communications, inspection, surveillance, flow control, corrosion control, and monitoring.
Establishment of and compliance with safety, health, environmental, training, emergency response, spill response and other programs in connection with the operation of the Assets.
Preparation and retention of appropriate records and logs as required by applicable laws and consistent with past practice (subject to changes required by changes in law and/or the adoption of new policies and procedures).
Maintenance of instrument systems required for performance of pipeline monitoring and control services, product analysis, and measurements in accordance with applicable requirements and generally accepted industry practices.
Providing scheduling services for all products shipped into and delivered out of the Assets, with appropriate consultation and coordination with affected refineries, third-party pipelines, third-party off-line delivery and shipper personnel, and control room personnel.
Coordination of all inventory management activities and assistance in the development and implementation of inventory control policies and guidelines regarding the Assets.
Determining net volume received and delivered by utilizing measurement facilities installed, operated and maintained in accordance with the latest edition of the American Petroleum Institute

Manual of Petroleum Measurement Standards and standard industry practices, and reconciliation of book inventory with actual inventory.
Provision of sufficient on-the-job and outside training to employees and contractors operating and maintaining the Assets for the operation of the Assets in a safe and efficient manner in accordance with the applicable Partnership policies and procedures and applicable governmental rules, regulations and laws.
Preparation, filing and renewal, as applicable and, to the extent not performed under the Omnibus Agreement, of all operating licenses and/or permits as directed by GP.
Emergency response services, including but not limited to closing pipeline valves in connection with a response to any emergency involving the Assets.
Laboratory and analytical services including but not limited to product quality and assurance analysis.
Additive procurement services and inventory management of additive inventories (except to the extent any additives are procured and/or managed by customers of the Partnership, in which case the services hereunder shall consist of appropriate coordination with such customers).
Security services, including but not limited to controlling access to the Assets and (except to the extent such activities are customarily conducted by customers of the Partnership) negotiation, execution and management of access agreements.
Maintenance and repair of the Assets, including but not limited to pipeline repairs, terminal repairs, aerial pipeline patrols, population density counts, right-of-way maintenance (including but not limited to filling of washes, mowing weeds and brush, repairing fences, erection and maintenance of fences, barricades or other suitable protection to protect the Assets and associated equipment from damage due to mowers, trucks or other vehicles, flagging and identification of pipelines in the event of excavation in the vicinity of the pipelines by the Operators or third parties), in each case, within such maintenance/repair parameters and specifications as may be in accordance with sound engineering and maintenance practices and applicable laws.
Implementation and administration of a preventative maintenance program for the Assets, including, without limitation, periodic testing, adjustment and maintenance of the Assets, meter station and valve inspections and meter proving maintenance, in each case in accordance with prudent maintenance practices and applicable laws.
Implementation and administration of a tank maintenance and integrity program for the Assets, including, without limitation, periodic testing, maintenance, repair and/or replacement in each case in accordance with prudent maintenance practices and applicable laws.
Inspection services for monitoring work performed by others in the vicinity of the Assets.
Preparation and retention of appropriate records and logs as required by applicable laws and that a prudent provider of maintenance services would maintain regarding the Assets.

Reconstruction, reconditioning, overhaul and/or replacement of the Assets, as appropriate.
Technical services for trouble-shooting problems, improving the Assets’ performance, upgrading the Assets, repairing the Assets and/or meeting regulatory or safety requirements.
Maintaining compliance with all applicable federal, state and local environmental, health and safety laws including but not limited to conducting all environmental investigation and remediation activities, as required by federal, state and local environmental laws and prudent business practices.
Facilitating the acquisition of all materials (including spare parts inventories), equipment, services, supplies and labor necessary for the maintenance and repair of the Assets.
Except to the extent provided under the Omnibus Agreement, performing all planning, design and engineering functions related to the maintenance and repair of the Assets including but not limited to selecting and overseeing contractors and material suppliers for such activities.
Preparing excavation plans for pipeline right-of-way work, and advising the Partnership of any right-of-way work which could threaten the integrity of the Partnership’s pipelines.
Construction, reconstruction, reconditioning, overhaul and replacement of the Assets, including but not limited to engineering, procurement, construction and project performance testing and services relating thereto. Related functions include:

•	Oversight and management services as may be necessary in connection with these activities.

•	Planning, design and engineering functions related to the activities.

•	Procurement of all materials, equipment, services, supplies and labor necessary for and related to the activities.
Preparation and/or assistance in the preparation of capital project (AFE) documents for approval by the Partnership.
Together with such other routine maintenance and operational services as GP may require in connection with the ownership and operation of the Assets consistent with the Operators’ past practices at the Assets.